Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period.
Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.

                                                  Three Months Ended
                                                       March 31,

                                                 2003           2002
                                             __________      __________
Numerator:
  Net income (loss)                          $3,583,000      $3,545,000
                                             ==========      ==========
Denominator:
  Denominator for basic
    income (loss) per share -
    Weighted average shares                   8,182,213       8,236,492

Dilutive potential common shares -
  Employee stock options                         10,562           5,831
                                             __________      __________
Denominator for diluted
  earnings (loss) per share -
    Adjusted weighted-average shares          8,192,775       8,243,323
                                             ==========      ==========
Note 1: The weighted-average number of shares outstanding for March 31 2002, has been restated for the 4 for 3 stock split, accounted for as a stock dividend, that occurred during the third quarter of 2002.